SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
February 10, 2010

DRINKS AMERICAS HOLDINGS, LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	33-55254-10	87-0438825
State of	Commission	IRS Employer
Incorporation	File Number	I.D. Number

372 Danbury Road, Suite 163, Wilton, Connecticut 06897
Address of principal executive offices

Registrant's telephone number: (203) 762-7000

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT;

Item 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

On February 10, 2010, we entered into a contract with Mexcor, Inc. (“Mexcor”) pursuant to which Mexcor will be responsible for production, distribution and  related services  in connection with many of our products in the United States.  These services, which include brewing, production, packaging, labeling, storage, inventory maintenance, warehousing, shipping, marketing, promotion and distribution, will be undertaken by Mexcor under the terms of the agreement.  We will be providing consulting services to Mexcor in connection with certain of these services and we have approval rights as to various matters under the agreement.  We remain responsible for our relationship with icons and trademark owners relating to the products governed by the agreement.

Under this agreement, Mexcor will also be responsible for billing and collection activities and will be obligated to pay us fees based on the number of cases of each product sold with certain percentage increases reflected in the agreement.  Mexcor is obligated to pay certain  minimum fees commencing on the 4th month anniversary of the execution of the agreement through the 21st anniversary ranging from $20,000 to $50,000 per month, which are  payable in the event they are greater than the fees based on sales which otherwise apply. In the event that a specified number of cases of each of our products are not sold by Mexcor during specified periods, at our option, that product will no longer be produced and distributed by Mexcor and we can consider other alternatives. We expect that Mexcor will perform certain of its obligations through sub-contractors.

Under the agreement, Mexcor will initially be responsible for the manufacture and distribution of Old Whiskey River Bourbon, Trump Super Premium Vodka, Aguila Tequila, Leyrat Cognac, and Olifant Vodka and Gin.  However, the agreement also contemplates that products that we develop in the future may be governed by this agreement as may products introduced by Mexcor. Mexcor is entitled to retain the excess of the amounts realized from sales of our products over all of its costs including payments to us and royalties payable to third parties.

In part consideration for the services Mexcor is providing to us, we have agreed that under certain circumstances, Mexcor will be entitled to 5% of the amount that we realize in connection with the sale of certain existing products and 20% in connection with the sale of new products which are added to this agreement.  In addition, we shall issue and deliver to Mexcor 12,000,000 shares of our common stock within 10 days.  We will also issue to Mexcor warrants to acquire two million shares of our common stock at such time as Mexcor realizes $8,000,000 of net sales of our products, and additional warrants to acquire two million shares of our common stock at such time as Mexcor realizes twelve million dollars in net sales of products over a twelve (12) month look-back period, provided such criterion is satisfied during the initial five-year term.  Furthermore,  we will issue to Mexcor, warrants to acquire 2,000,000 shares of our common stock for each product introduced by Mexcor which becomes a product subject to the agreement, provided that (i) Mexcor agrees in writing that we will receive not less that 20% of any amount realized by Mexcor on the sale of Mexcor’s interest in the product (ii) we receive not less than $75,000 in fees as a result of sales of such product in the ordinary course of business or Mexcor sells not less than 20,000 case equivalents of the new product.  The Warrants will be exercisable for a period of five years from the date of issuance at an exercise price of 75% of the average closing price of our common stock over the fifteen trading day’s immediately preceding issuance of the warrants.

Our agreement with Mexcor has an initial term of 5 years and in certain circumstances is subject to an automatic 10 year renewal.

We refer you to our agreement with Mexcor filed as Exhibit 10.49 to this report for additional information concerning our agreement with Mexcor.

Item 9.01

(d)	Exhibits:

Exhibit No.		Description

	10.49	Master Distribution and Manufacturing Agreement, dated February 15, 2010 by and between Drinks Americas Holdings, Ltd. and Mexcor, Inc.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 16, 2009

DRINKS AMERICAS HOLDINGS, LTD.

By:	/s/ J. Patrick Kenny
J. Patrick Kenny, President and CEO